Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 27, 2019, relating to the financial statements and financial highlights of AAAMCO Ultrashort Financing Fund, Ultra Short Mortgage Fund, and Large Cap Equity Fund, each a series of Asset Management Fund, for the year ended June 30, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

October 25, 2019